BofA Finance LLC $283,000

Auto-Callable Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

Pricing Supplement

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement STOCK-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

January 27, 2026

Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

•The Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc., due January 30, 2031 (the “Notes”) priced on January 27, 2026 and will issue on January 30, 2026.

•Approximate 5 year term if not called prior to maturity.

•Payment on the Notes will depend on the individual performance of the Class A common stock of Alphabet Inc., the Class A common stock of Palantir Technologies Inc., the common stock of Advanced Micro Devices, Inc. and the common stock of Tesla, Inc. (each an “Underlying Stock”).

•Beginning with the February 1, 2027 Call Observation Date, automatically callable monthly for an amount equal to the applicable Call Amount if, on the applicable Call Observation Date, the Observation Value of each Underlying Stock is equal to or greater than its Call Value. The Call Observation Dates and Call Amounts are indicated on page PS-4.

•Assuming the Notes are not called prior to maturity, if the Ending Value of each Underlying Stock is greater than or equal to 100% of its Starting Value, at maturity, you will receive $1,450.00 per $1,000.00 in principal amount of your Notes; otherwise, at maturity, you will receive the principal amount.

•Any payment on the Notes is subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•No periodic interest payments.

•The Notes will not be listed on any securities exchange.

•CUSIP No. 09711KR65

The initial estimated value of the Notes as of the pricing date is $952.30 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-9 of this pricing supplement and “Structuring the Notes” on page PS-18 of this pricing supplement for additional information.

There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-9 of this pricing supplement, page PS-4 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$42.50	$957.50
Total	$283,000.00	$12,027.50	$270,972.50

(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $957.50 per $1,000.00 in principal amount of Notes.

(2)The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $42.50, resulting in proceeds, before expenses, to BofA Finance of as low as $957.50 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:

Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Terms of the Notes

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 5 years, unless previously automatically called.
Underlying Stocks:

The Class A common stock of Alphabet Inc. (Nasdaq Global Select Market symbol: “GOOGL”), the Class A common stock of Palantir Technologies Inc. (Nasdaq Global Select Market symbol: “PLTR”), the common stock of Advanced Micro Devices, Inc. (Nasdaq Global Select Market symbol: “AMD”) and the common stock of Tesla, Inc. (Nasdaq Global Select Market symbol: “TSLA”).

Pricing Date:	January 27, 2026
Issue Date:	January 30, 2026
Valuation Date:	January 27, 2031, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date:	January 30, 2031
Starting Value:	GOOGL: $334.55 PLTR: $165.70 AMD: $252.03 TSLA: $430.90
Observation Value:	With respect to each Underlying Stock, its Closing Market Price on the applicable Call Observation Date, multiplied by its Price Multiplier.
Ending Value:	With respect to each Underlying Stock, its Closing Market Price on the Valuation Date, multiplied by its Price Multiplier.
Call Value:

GOOGL: $334.55, which is 100.00% of its Starting Value.

PLTR: $165.70, which is 100.00% of its Starting Value.

AMD: $252.03, which is 100.00% of its Starting Value.

TSLA: $430.90, which is 100.00% of its Starting Value.

Price Multiplier:

With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock as described in “Description of the Notes — Anti-Dilution Adjustments” beginning on page PS-20 of the accompanying product supplement.

Redemption Barrier:

GOOGL: $334.55, which is 100.00% of its Starting Value.

PLTR: $165.70, which is 100.00% of its Starting Value.

AMD: $252.03, which is 100.00% of its Starting Value.

TSLA: $430.90, which is 100.00% of its Starting Value.

Automatic Call:

Beginning with the February 1, 2027 Call Observation Date, all (but not less than all) of the Notes will be automatically called at an amount equal to the applicable Call Amount if the Observation Value of each Underlying Stock is greater than or equal to its Call Value on any Call Observation Date. If the Notes are automatically called, the applicable Call Amount will be paid on the applicable Call Payment Date. No further amounts will be payable following an Automatic Call.

AUTO-CALLABLE NOTES | PS-2

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Redemption Amount:

If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:

a) If the Ending Value of the Least Performing Underlying Stock is greater than or equal to its Redemption Barrier:

b) If the Ending Value of the Least Performing Underlying Stock is less than its Redemption Barrier:

Call Observation Dates:	As set forth beginning on page PS-4
Call Payment Dates:	As set forth beginning on page PS-4
Call Amounts (per $1,000.00 in principal amount):	As set forth beginning on page PS-4
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711KR65
Underlying Stock Return:	With respect to each Underlying Stock,
Least Performing Underlying Stock:	The Underlying Stock with the lowest Underlying Stock Return.
Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration; provided that, if the event of default occurs on or prior to the Valuation Date (i.e., not during the period from after that Valuation Date to the original maturity date of the Notes), then the payment on the Notes will be determined as described above under the caption “—Automatic Call,” calculated as if the next scheduled Call Observation Date were three Trading Days prior to the date of acceleration, and in such a case, the calculation agent shall pro-rate the applicable Call Amount according to the period of time elapsed between the issue date of the notes and the date of acceleration. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

AUTO-CALLABLE NOTES | PS-3

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Call Observation Dates, Call Payment Dates and Call Amounts

Call Observation Dates*	Call Payment Dates	Call Amounts (per $1,000.00 in principal amount)
February 1, 2027	February 4, 2027	$1,090.00
March 1, 2027	March 4, 2027	$1,097.50
March 29, 2027	April 1, 2027	$1,105.00
April 27, 2027	April 30, 2027	$1,112.50
May 27, 2027	June 2, 2027	$1,120.00
June 28, 2027	July 1, 2027	$1,127.50
July 27, 2027	July 30, 2027	$1,135.00
August 27, 2027	September 1, 2027	$1,142.50
September 27, 2027	September 30, 2027	$1,150.00
October 27, 2027	November 1, 2027	$1,157.50
November 29, 2027	December 2, 2027	$1,165.00
December 27, 2027	December 30, 2027	$1,172.50
January 27, 2028	February 1, 2028	$1,180.00
February 28, 2028	March 2, 2028	$1,187.50
March 27, 2028	March 30, 2028	$1,195.00
April 27, 2028	May 2, 2028	$1,202.50
May 30, 2028	June 2, 2028	$1,210.00
June 27, 2028	June 30, 2028	$1,217.50
July 27, 2028	August 1, 2028	$1,225.00
August 28, 2028	August 31, 2028	$1,232.50
September 27, 2028	October 2, 2028	$1,240.00
October 27, 2028	November 1, 2028	$1,247.50
November 27, 2028	November 30, 2028	$1,255.00
December 27, 2028	January 2, 2029	$1,262.50
January 29, 2029	February 1, 2029	$1,270.00
February 27, 2029	March 2, 2029	$1,277.50
March 27, 2029	April 2, 2029	$1,285.00
April 27, 2029	May 2, 2029	$1,292.50
May 29, 2029	June 1, 2029	$1,300.00
June 27, 2029	July 2, 2029	$1,307.50
July 27, 2029	August 1, 2029	$1,315.00
August 27, 2029	August 30, 2029	$1,322.50
September 27, 2029	October 2, 2029	$1,330.00
AUTO-CALLABLE NOTES | PS-4

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Call Observation Dates*	Call Payment Dates	Call Amounts (per $1,000.00 in principal amount)
October 29, 2029	November 1, 2029	$1,337.50
November 27, 2029	November 30, 2029	$1,345.00
December 27, 2029	January 2, 2030	$1,352.50
January 28, 2030	January 31, 2030	$1,360.00
February 27, 2030	March 4, 2030	$1,367.50
March 27, 2030	April 1, 2030	$1,375.00
April 29, 2030	May 2, 2030	$1,382.50
May 28, 2030	May 31, 2030	$1,390.00
June 27, 2030	July 2, 2030	$1,397.50
July 29, 2030	August 1, 2030	$1,405.00
August 27, 2030	August 30, 2030	$1,412.50
September 27, 2030	October 2, 2030	$1,420.00
October 28, 2030	October 31, 2030	$1,427.50
November 27, 2030	December 3, 2030	$1,435.00
December 27, 2030	January 2, 2031	$1,442.50

* The Call Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” on page PS-18 of the accompanying product supplement, with references to “Observation Dates” being read as references to “Call Observation Dates.”

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlying Stocks. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-9), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-9 and “Structuring the Notes” on page PS-18.

AUTO-CALLABLE NOTES | PS-5

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Automatic Call and Redemption Amount Determination

*On each Call Observation Date, your Notes may be automatically called,

determined as follows:

Is the Observation Value of each Underlying Stock greater than or equal to its Call Value?

You will receive the applicable Call Amount on the applicable Call Payment Date. No further amounts will be payable following an Automatic Call.	You will not receive the applicable Call Amount on the applicable Call Payment Date.

Assuming the Notes have not been automatically called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Least Performing Underlying Stock greater than or equal to its Redemption Barrier?

You will receive: $1,450.00	You will receive:

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

AUTO-CALLABLE NOTES | PS-6

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Hypothetical Payout Profile and Examples of Payments on the Notes

Examples and Auto-Callable Notes Table

The following examples and table are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the Notes. The examples and table illustrate payments on the Notes based on a hypothetical Starting Value of 100 for each Underlying Stock, a hypothetical Call Value of 100 for each Underlying Stock, a hypothetical Redemption Barrier of 100 for the Least Performing Underlying Stock, Call Amounts as indicated on page PS-4, the Redemption Amount of $1,450.00 per $1,000.00 in principal amount of Notes if the Ending Value of the Least Performing Underlying Stock is greater than or equal to its Redemption Barrier and a range of hypothetical Observation Values and Ending Values of the Least Performing Underlying Stock. The actual amount you receive and the resulting return will depend on the actual Starting Values, Call Values, Redemption Barriers, Observation Values and Ending Values of the Underlying Stocks, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.

For recent actual values of the Underlying Stocks, see “The Underlying Stocks” section below. The Ending Value of each Underlying Stock will not include any income generated by dividends or other distributions paid with respect to shares of that Underlying Stock. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

If the Notes Are Called Prior to Maturity

The Notes will be called at an amount equal to the applicable Call Amount if on any Call Observation Date the Observation Value of each Underlying Stock is greater than or equal to its Call Value. After the Notes are called, they will no longer remain outstanding and there will not be any further payments on the Notes.

Example 1 - The Observation Value of each Underlying Stock on the first Call Observation Date is 105.00 or higher. Therefore, the Notes will be called at $1,090.00 per $1,000.00 in principal amount of Notes.

Example 2 - The Observation Value of each Underlying Stock on each of the first forty-seven Call Observation Dates is below its respective Call Value, but the Observation Value of each Underlying Stock on the forty-eighth Call Observation Date is 110.00 or higher. Therefore, the Notes will be called at $1,442.50 per $1,000.00 in principal amount of Notes.

If the Notes Are Not Called Prior to Maturity

Ending Value of the Least Performing Underlying Stock	Underlying Stock Return of the Least Performing Underlying Stock	Redemption Amount per Note	Return on the Notes(1)
160.00	60.00%	$1,450.00	45.00%
150.00	50.00%	$1,450.00	45.00%
140.00	40.00%	$1,450.00	45.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,450.00	45.00%
110.00	10.00%	$1,450.00	45.00%
105.00	5.00%	$1,450.00	45.00%
102.00	2.00%	$1,450.00	45.00%
100.00(2)(3)	0.00%	$1,450.00	45.00%
99.99	-0.01%	$1,000.00	-0.01%
90.00	-10.00%	$1,000.00	-10.00%
80.00	-20.00%	$1,000.00	-20.00%
70.00	-30.00%	$1,000.00	-30.00%
60.00	-40.00%	$1,000.00	-40.00%
50.00	-50.00%	$1,000.00	-50.00%
0.00	-100.00%	$1,000.00	-100.00%
AUTO-CALLABLE NOTES | PS-7

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

(1)	The “Return on the Notes” is calculated based on the Redemption Amount.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying Stock is set forth on page PS-2 above.
(3)	This is the hypothetical Redemption Barrier of the Least Performing Underlying Stock.
AUTO-CALLABLE NOTES | PS-8

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-4 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-21 below.

Structure-related Risks

•You may not earn a return on your investment. The payment you will receive at maturity will depend on whether the price of each Underlying Stock increases from its Starting Value to its Ending Value. If the price of each Underlying Stock decreases from its Starting Value to its Ending Value (or if the price of each Underlying Stock remains unchanged), you will not receive any positive return on the Notes and will only receive the principal amount at maturity.

•Any positive investment return on the Notes is limited. You will not participate in any increase in the price of any Underlying Stock. Any positive investment return is limited to the applicable Call Amount or the maximum Redemption Amount of $1,450.00 per $1,000.00 in principal amount of Notes, as applicable, if the Observation Value or Ending Value of each Underlying Stock is greater than or equal to its Call Value or Redemption Barrier, as applicable, on any Call Observation Date or the Valuation Date, as applicable. In contrast, a direct investment in the Underlying Stocks would allow you to receive the benefit of any appreciation in their prices. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Notes may be less than a comparable investment directly in the securities held by or included in the Underlying Stocks. There is no guarantee that the Notes will be called or, if not called, redeemed at maturity for more than the principal amount, and it is possible that you will not receive any positive return on the Notes.

•The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of the Least Performing Underlying Stock exceeds its Starting Value, Redemption Barrier or Call Value.

•The Notes are subject to a potential Automatic Call, which would limit your ability to receive further payment on the Notes. The Notes are subject to a potential Automatic Call. The Notes will be automatically called if, on any Call Observation Date, the Observation Value of each Underlying Stock is greater than or equal to its Call Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the applicable Call Amount with respect to the applicable Call Observation Date and no further amounts will be payable following the Automatic Call. In this case, you will lose the opportunity to receive payment of any higher Call Amount or Redemption Amount that otherwise would be payable after the date of the Automatic Call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

•Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

•The Call Amount or Redemption Amount, as applicable, will not reflect changes in the prices of the Underlying Stocks other than on the Call Observation Dates or Valuation Date, as applicable. The prices of the Underlying Stocks during the term of the Notes other than on the Call Observation Dates or Valuation Date, as applicable, will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying Stocks while holding the Notes, as the performance of the Underlying Stocks may influence the market value of the Notes. The calculation agent will determine whether the Notes will be automatically called and will calculate the Call Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Call Value or the Redemption Barrier, as applicable, to the Observation Value or the Ending Value for each Underlying Stock. No other prices of the Underlying Stocks will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Ending Value of the Least Performing Underlying Stock is less than its Starting Value, you will receive only the principal amount at maturity even if the price of each Underlying Stock was always above its Starting Value prior to the Valuation Date.

•Because the Notes are linked to the least performing (and not the average performance) of the Underlying Stocks, you may not receive any positive return on the Notes even if the Observation Value of one Underlying Stock is greater than or equal to its Call Value. Your Notes are linked to the least performing of the Underlying Stocks, and a change in the price of one Underlying Stock may not correlate with changes in the prices of the other Underlying Stocks. The Notes are not linked to a basket composed of the Underlying Stocks, where the depreciation in the price of one Underlying Stock could be offset to some extent by the appreciation in the prices of the other Underlying Stocks. In the case of the Notes, the individual performance of each Underlying Stock would not be combined, and the depreciation in the price of one Underlying Stock would not be offset by any appreciation in the prices of the other Underlying Stocks. Even if the Observation Value of an Underlying Stock is at or above its Call Value on a Call Observation Date, your Notes will not be automatically called if the Observation Value of another Underlying Stock is below its Call Value on that day.

•Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes.

AUTO-CALLABLE NOTES | PS-9

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlying Stocks. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlying Stocks, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks

•The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlying Stocks, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stocks, our and BAC’s creditworthiness and changes in market conditions.

•We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

•Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares of the Underlying Stocks, or futures or options contracts or exchange traded instruments on the Underlying Stocks, or other listed or over-the-counter derivative instruments whose value is derived from the Underlying Stocks. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the prices of the Underlying Stocks in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have adversely affected the prices of the Underlying Stocks. Consequently, the prices of the Underlying Stocks may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have adversely affected the prices of the Underlying Stocks on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in

AUTO-CALLABLE NOTES | PS-10

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

the Notes or the Underlying Stocks and may hold or resell the Notes or the Underlying Stocks. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlying Stocks, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

•There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying Stock-related Risks

•The terms of the Notes will not be adjusted for all corporate events that could affect an issuer of an Underlying Stock. The Price Multiplier of an Underlying Stock, the determination of the payments on the Notes, and other terms of the Notes may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-20 of the accompanying product supplement. However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amounts that may be paid on the Notes at maturity may adversely affect the price of an Underlying Stock, and, as a result, the market value of the Notes.

•PLTR has limited actual historical information. PLTR has commenced trading recently. Because PLTR has limited actual historical performance data, your investment in the Notes may involve a greater risk than investing in Notes linked to underlying stocks with a more established record of performance.

Tax-related Risks

•You will be required to include income on the Notes over their term based on the comparable yield for the Notes. The Notes will be considered to be issued with original issue discount. You will be required to include income on the Notes over their term based on the comparable yield. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor. You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

AUTO-CALLABLE NOTES | PS-11

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

The Underlying Stocks

We have derived the following information on each Underlying Stock and each company issuing an Underlying Stock (each, an “Underlying Company” and, together, the “Underlying Companies”) from publicly available documents. Because each Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s web site at sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the offering of the Notes and does not relate to any offering of Underlying Stock or any other securities of the Underlying Companies. None of us, the Guarantor, BofAS or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the Notes. None of us, the Guarantor, BofAS or any of our other affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Companies and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of the applicable Underlying Stock and therefore could affect your return on the Notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

Class A Common Stock of Alphabet Inc.

Alphabet Inc. operates as a holding company. The company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "GOOGL". The company's CIK number is 0001652044.

Historical Performance of GOOGL

The following graph sets forth the daily historical performance of GOOGL in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits. On the pricing date, the Closing Market Price of GOOGL was $334.55.

This historical data on GOOGL is not necessarily indicative of the future performance of GOOGL or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of GOOGL during any period set forth above is not an indication that the Closing Market Price of GOOGL is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of GOOGL.

AUTO-CALLABLE NOTES | PS-12

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Class A Common Stock of Palantir Technologies Inc.

Palantir Technologies Inc. provides software solutions. The company offers platforms for integrating, managing, and securing data that helps in interactive human-driven, machine-assisted analysis. The company serves customers worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol “PLTR”. The company’s CIK number is 0001321655.

Historical Performance of PLTR

The following graph sets forth the daily historical performance of PLTR in the period from January 2, 2021 through the pricing date. PLTR began trading on the Nasdaq Global Select Market on November 26, 2024. Prior to November 26, 2024, PLTR was listed on the New York Stock Exchange. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits. On the pricing date, the Closing Market Price of PLTR was $165.70.

This historical data on PLTR is not necessarily indicative of the future performance of PLTR or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of PLTR during any period set forth above is not an indication that the Closing Market Price of PLTR is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of PLTR.

AUTO-CALLABLE NOTES | PS-13

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Common Stock of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc. produces semiconductor products and devices. The company offers products such as microprocessors, embedded microprocessors, chipsets, graphics, video and multimedia products and supplies it to third-party foundries, as well as provides assembling, testing, and packaging services. The company serves customers worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "AMD". The company's CIK number is 0000002488.

Historical Performance of AMD

The following graph sets forth the daily historical performance of AMD in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits. On the pricing date, the Closing Market Price of AMD was $252.03.

This historical data on AMD is not necessarily indicative of the future performance of AMD or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of AMD during any period set forth above is not an indication that the Closing Market Price of AMD is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of AMD.

AUTO-CALLABLE NOTES | PS-14

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Common Stock of Tesla, Inc.

Tesla, Inc. operates as a multinational automotive and clean energy company. The company designs and manufactures electric vehicles, battery energy storage from home to grid-scale, solar panels and solar roof tiles, and related products and services. The company owns its sales and service network and sells electric powertrain components to other automobile manufacturers. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "TSLA". The company's CIK number is 0001318605.

Historical Performance of TSLA

The following graph sets forth the daily historical performance of TSLA in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits. On the pricing date, the Closing Market Price of TSLA was $430.90.

This historical data on TSLA is not necessarily indicative of the future performance of TSLA or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of TSLA during any period set forth above is not an indication that the Closing Market Price of TSLA is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of TSLA.

AUTO-CALLABLE NOTES | PS-15

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $957.50 per $1,000.00 in principal amount of Notes.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

AUTO-CALLABLE NOTES | PS-16

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

AUTO-CALLABLE NOTES | PS-17

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-4 and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

AUTO-CALLABLE NOTES | PS-18

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code.  This summary assumes that the issue price of the Notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Tax Characterization of the Notes

The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.

U.S. Holders

The Notes will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S. Federal Income Tax Considerations—General—Consequences to U.S. Holders—Debt Securities Subject to Contingencies” in the accompanying prospectus, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the Notes. A U.S. Holder of the Notes generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the Maturity Date for debt instruments (such as your Notes) that provide for the possibility of early redemption should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your Notes (and we intend to make the computation in such a manner) based on the assumption that your Notes will remain outstanding until the Maturity Date.

The following table is based upon a projected payment schedule (including a projected Redemption Amount) and a comparable yield equal to 4.27% per annum (compounded semi-annually). The comparable yield is our current estimate of the comparable yield based upon market conditions as of the date of this preliminary pricing supplement. This tax accrual table is based upon a projected payment schedule per $1,000.00 principal amount of the Notes, which would consist of a single payment of $1,235.2247 at maturity. The following table is for tax purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be.

AUTO-CALLABLE NOTES | PS-19

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000.00 principal amount of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000.00 principal amount of the Notes)
January 30, 2026 through December 31, 2026	$39.5216	$39.5216
January 1, 2027 through December 31, 2027	$44.8614	$84.3830
January 1, 2028 through December 31, 2028	$46.7975	$131.1805
January 1, 2029 through December 31, 2029	$48.8170	$179.9975
January 1, 2030 through December 31, 2030	$50.9237	$230.9212
January 1, 2031 through January 30, 2031	$4.3035	$235.2247

Hypothetical Projected Redemption Amount = $1,235.2247 per Note.

Upon a sale, exchange, redemption, retirement, or other disposition of the Notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes generally will equal the cost of the Notes, increased by the amount of OID previously accrued by the holder for the Notes. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the previous interest inclusions in respect of the Notes, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the Note. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes, except that the following disclosure supplements the discussion in the prospectus.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

AUTO-CALLABLE NOTES | PS-20

Auto-Callable Notes Linked to the Least Performing of the Class A Common Stock of Alphabet Inc., the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Tesla, Inc.

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•Product Supplement STOCK-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311322/d52179d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

AUTO-CALLABLE NOTES | PS-21